Exhibit 10.2

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (the “Fifth Amendment”) is made and entered into this 13th day of April, 2017 (the “Effective Date”), by and between SG PLAZA HOLDINGS, LLC, a Delaware limited liability company ("Landlord"), and REXAHN PHARMACEUTICALS, INC., a Delaware corporation ("Client").

WHEREAS, The Realty Associates Fund V, L.P., as landlord (“Original Landlord”), and Client entered into a Standard Office Lease and Addendum thereto (“Addendum”), both dated June 5, 2009; and Landlord, as successor in interest to Original Landlord, and Client entered into a First Amendment to Lease dated June 7, 2013 (“First Amendment”), a Second Amendment to Lease dated July 26, 2014 (“Second Amendment”), a Third Amendment to Lease dated May 6, 2015 (“Third Amendment”), and a Fourth Amendment to Lease dated April 4, 2016 (“Fourth Amendment”) (collectively, the “Lease”), under which Client leases approximately seven thousand one hundred three (7,103) rentable square feet of space on the Fifth (4th) floor of the Building (the “Premises”), comprised of Suite 455 (approximately 5,466 rentable square feet) and Suite 475 (approximately 1,637 rentable square feet), in the building located at 15245 Shady Grove Road, Rockville, Maryland 20850, and known as Shady Grove Plaza (the “Building”); and

WHEREAS, the Lease is scheduled to expire on June 30, 2019 with respect to Suite 455; and

WHEREAS, the Lease is scheduled to expire on August 31, 2017 with respect to Suite 475; and

WHEREAS, Suite 475 has been remeasured and contains 1,727 rentable square feet; and

WHEREAS, Landlord and Client wish, among other matters, to amend the Lease to further extend the term of the Lease with respect to Suite 475 and to correct the rentable square feet therein, all on the terms hereinafter contained.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1.          Suite 475 Third Extension Term.  The “Suite 475 Third Extension Term” shall commence on September 1, 2017 (the “Suite 475 Third Extension Term Commencement Date”) and shall expire on June 30, 2019.

2.          Remeasurement of Suite 475.  As of the Suite 475 Third Extension Term Commencement Date, the rentable square feet in Suite 475 shall be 1,727 and the total rentable square feet in the Premises shall be 7,193.

3.          Base Rent Payable for Suite 475 during the Suite 475 Third Extension Term.  Effective as of the Suite 475 Third Extension Term Commencement Date, Client shall pay Landlord Base Rent for Suite 475 at an initial rate of Twenty-six and 00/100 Dollars ($26.00) per rentable square foot of space, in legal tender, at Landlord’s office, the annual sum of Forty-Four Thousand Nine Hundred Two and 00/100 Dollars ($44,902.00), payable in equal monthly installments of Three Thousand Seven Hundred Forty-one and 83/100 Dollars ($3,741.83), in advance, promptly on the first day of each calendar month, without notice or demand, the same being hereby waived, and without any setoff, deduction, or recoupment whatsoever.  Notwithstanding the foregoing, so long as Client is not in default under the Lease beyond any applicable notice and cure periods, Landlord shall abate the Base Rent otherwise payable for Suite 475 for each of the months of September 2017 and October 2017.  On September 1, 2018, the Base Rent payable for Suite 475 shall be increased to Twenty-six and 78/100 Dollars ($26.78) per rentable square foot of space, the annual sum of Forty-Six Thousand Two Hundred Forty-nine and 06/100 Dollars ($46,249.06), payable as aforesaid in equal monthly installments of Three Thousand Eight Hundred Fifty-four and 09/100 Dollars ($3,854.09).  The Base Rent payable under this Section 2 is for Suite 475 only and is in addition to the Base Rent payable for Suite 455.

4.          Operating Expenses and Real Property Taxes Payable for Premises during Suite 475 Third Extension Term.   During the Suite 475 Third Extension Term, Client shall continue to pay to Landlord Client’s Share of increased Operating Expenses and Client’s Share of increased Real Property Taxes for the Premises in accordance with the provisions of the Lease, except that Client’s Share shall mean 3.93%.

5.          Condition of Premises.  Client agrees to accept the Premises in its then “as is" condition as of the Suite 475 Third Extension Term Commencement Date.

6.          Brokerage.  Client warrants that it has had no dealings with any broker or agent other than CBRE, Inc., Client’s agent, and Scheer Partners, Landlord’s agent, in connection with the negotiation or execution of this Fifth Amendment, and Client agrees to indemnify Landlord against all costs, expenses, attorneys' fees or other liability for commissions or other compensation or charges claimed by any other broker or agent claiming the same by, through or under Client.

7.          Option to Renew.   Client’s option to renew the term of the Lease for an additional five (5) years in accordance with the provisions of Section 4 of the Addendum shall apply to the entire Premises (i.e., if Client exercises such option, it must do so with respect to the entire Premises).

8.          Defined Terms.  Except as otherwise expressly provided herein, all defined terms shall have the same meanings as provided in the Lease.

9.          Headings.  Headings contained in this Fifth Amendment are for convenience only and are not substantive to the provisions of this Fifth Amendment.

10.        Lease Terms Ratified.  Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all other terms, conditions and covenants of the Lease are hereby ratified and confirmed, and shall apply to the Premises during the Suite 475 Third Extension Term.  Client certifies to Landlord that the Lease is in full force and effect, that Landlord is not in default or breach of any of Landlord's obligations under the Lease, and that Client is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, would constitute a default by Landlord under the Lease.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment by affixing their hands and seals as of the date noted above.

Client:

WITNESS/ATTEST:	REXAHN PHARMACEUTICALS, INC., a Delaware corporation

/s/ Tae Heum Jeong	By: /s/ Peter Suzdak [SEAL]
Name: Peter Suzdak
Title: CEO

Landlord:

WITNESS/ATTEST:	SG PLAZA HOLDINGS, LLC, a Delaware limited liability company

/s/ Natalia Maselli	By: /s/ Andrew Nathan
Andrew Nathan, CEO